Exhibit 99.1

Keryx Biopharmaceuticals Announces Interruption in Supply of

Auryxia® (ferric citrate) and Second Quarter 2016 Financial Results

- Supply interruption does not affect the safety profile of currently available Auryxia -

- Company withdraws its 2016 financial guidance -

- Company to host conference call today at 8:30 a.m. EDT -

BOSTON, MA, August 1, 2016 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced that an interruption in the supply of Auryxia® (ferric citrate) tablets is imminent due to a production-related issue converting active pharmaceutical ingredient (API) to finished drug product. Keryx expects to make Auryxia available to patients when supply of Auryxia is back to adequate levels, which Keryx anticipates will be during the fourth quarter of 2016.

“We take our responsibility to patients and the treating community very seriously and recognize the impact this interruption of supply will cause for patients and their healthcare providers,” said Greg Madison, chief executive officer of Keryx Biopharmaceuticals. “Our field-based teams have been doing an outstanding job educating the community on the benefits of Auryxia and will be a critical resource during this supply interruption as we continue to support healthcare providers and their patients with hyperphosphatemia.”

About the Supply Interruption

Keryx has determined that a supply interruption is going to occur due to a production-related issue in converting API to finished drug product at its contract manufacturer. This issue has resulted in variable production yields of finished drug product and, as a result, the company has exhausted its reserve of finished drug product. At this time, current inventories of Auryxia are not sufficient to ensure uninterrupted patient access to this medicine. The supply interruption does not affect the safety profile of currently available Auryxia. Keryx is working with its existing manufacturer to resolve the production-related issue and rebuild adequate supply. In addition, since approval of Auryxia in 2014, Keryx has been working to bring a secondary manufacturer online to supply finished drug product. The company recently filed for approval of this manufacturer with the U.S. Food and Drug Administration (FDA) and the FDA has assigned a Prescription Drug User Fee Act (PDUFA) action date of November 13, 2016. The company expects to restore adequate supply of Auryxia and to make Auryxia available to patients during the fourth quarter of 2016.

This supply interruption does not affect the supply of ferric citrate (marketed as Riona®) manufactured and sold by Keryx’s Japanese partner.

Second Quarter Business Update

•	Auryxia net U.S. product sales for the second quarter of 2016 were $8.3 million compared with $1.8 million in the second quarter of 2015. Second quarter 2016 sales resulted from approximately 13,150 prescriptions, which represents 44 percent growth compared to the first quarter of 2016.

•	Keryx has met with the FDA to discuss expanding the label of ferric citrate to include the treatment of iron deficiency anemia (IDA) in stages 3 – 5 non-dialysis dependent chronic kidney disease (CKD) patients based on the results of the company’s Phase 3 pivotal study in this patient population. The company expects to file a supplemental new drug application (sNDA) with the FDA late in the third quarter of 2016.

•	Keryx submitted several abstracts for potential presentation at the upcoming American Society of Nephrology’s (ASN) 2016 Kidney Week taking place November 15 – 20, 2016 based on its pivotal Phase 3 trial in this patient population.

Second Quarter Ended June 30, 2016 Financial Results

“Although we are withdrawing our financial guidance for 2016, we believe we are well positioned financially to manage through this interruption in supply of Auryxia,” said Scott Holmes, chief financial officer of Keryx. “With our strong balance sheet and an appropriately aligned cost structure, we will ensure that we continue to make the necessary investments to emerge from this unexpected event in the best possible position.”

At June 30, 2016, the company had cash and cash equivalents of $155.8 million.

Total revenues for the quarter ended June 30, 2016 were approximately $9.3 million, compared with $2.5 million during the same period in 2015. Total revenues for the second quarter consisted of Auryxia net U.S. product sales of $8.3 million and license revenue of $1.0 million associated with royalties received on Riona® (ferric citrate) net sales from Keryx’s Japanese partner. At June 30, 2016, Keryx had deferred revenue of $3.4 million, which represents Auryxia product shipped to customers, not yet dispensed as a patient prescription.

Cost of goods sold for the quarter ended June 30, 2016 was $5.1 million, as compared with $0.3 million during the same period in 2015. Cost of goods sold for the quarter ended June 30, 2016 included $1.9 million in inventory write-offs associated with the production issue mentioned above.

Research and development expenses for the quarter ended June 30, 2016 were $7.0 million, as compared to $8.0 million during the same period in 2015. The decrease was primarily due to a reduction in clinical expenses associated with the company’s recently completed Phase 3 clinical trial evaluating ferric citrate for the treatment of IDA in adults with stage 3-5 non-dialysis dependent CKD.

Selling, general and administrative expenses for the quarter ended June 30, 2016 were $20.2 million, as compared with $20.8 million during the same period in 2015.

Net loss for the quarter ended June 30, 2016 was $44.7 million, or $0.42 per share, compared to a net loss of $26.9 million, or $0.26 per share, for the comparable quarter in 2015. The company’s net loss for the quarter ended June 30, 2016 included $18.5 million in non-cash interest expense related to amortization of the debt discount on its convertible senior notes issued in October 2015, as well as a $2.7 million non-cash charge related to the increase in fair value of the derivative liability that was recorded in connection with the issuance of the convertible senior notes.

Cash Operating Expenses (a non-GAAP measurement)*

Total operating expenses (excluding cost of goods sold and license expenses) for the second quarter ended June 30, 2016 were $27.2 million, which included $4.8 million in non-cash expenses, thereby making cash operating expenses $22.4 million for the second quarter. During the same period in 2015, total operating expenses were $28.7 million, which included $4.6 million in non-cash expenses, thereby making cash operating expenses $24.1 million. Non-cash expenses referenced above include stock-based compensation expense, depreciation expense and certain non-cash commercial expenses, such as product samples.

2016 Financial Guidance

As a result of the supply interruption, Keryx is withdrawing its 2016 financial guidance.

*	Please refer to the section below titled “Use of Non-GAAP Financial Measures” for information about Keryx’s use of non-GAAP financial measures.

Conference Call Information

Keryx will host an investor conference call today, August 1, 2016, at 8:30 a.m. EDT to discuss the supply interruption and financial results for the second quarter of 2016. In order to participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: 58777481. The call will also be webcast, which will be accessible through the Investors section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for a period of 15 days after the call.

About Auryxia®

Auryxia® (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with CKD on dialysis. The U.S. approval of Auryxia was based on data from the company’s Phase 3 registration program. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia and the U.S. full prescribing information, visit www.Auryxia.com.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA®

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia®.

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia. Ciprofloxacin should be taken at least 2 hours before or after Auryxia.

For Full Prescribing Information for Auryxia, please visit http://auryxia.com/important-safety-information/

Keryx Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Net U.S. Auryxia product sales	$8,279	$1,758	$13,895	$2,180
License revenue	1,009	756	2,218	1,509

Total Revenues	9,288	2,514	16,113	3,689

Operating Expenses:
Cost of goods sold	5,099	304	6,170	380
License expenses	605	453	1,331	905
Research and development	7,029	7,963	14,645	17,554
Selling, general and administrative	20,188	20,762	40,997	39,642

Total Operating Expenses	32,921	29,482	63,143	58,481

Operating Loss	(23,633)	(26,968)	(47,030)	(54,792)

Other Income (expense):
Other income (expense), net	(20,998)	114	(38,545)	221

Loss Before Income Taxes	(44,631)	(26,854)	(85,575)	(54,571)

Income taxes	20	23	40	45

Net Loss	$(44,651)	$(26,877)	$(85,615)	$(54,616)

Net Loss Per Common Share
Basic and diluted net loss per common share	$(0.42)	$(0.26)	$(0.81)	$(0.53)

Shares Used in Computing Net Loss Per Common Share
Basic and diluted	105,842,030	104,564,971	105,745,800	102,570,312

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	June 30, 2016	December 31, 2015

Assets
Cash and cash equivalents	$155,796	$200,290
Inventory	$39,671	$41,881
Total assets	$211,707	$258,685

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$19,788	$26,795
Deferred revenue	$3,358	$3,526
Derivative liability	$—	$46,686
Convertible senior notes, net of discount	$125,000	$90,773
Total liabilities	$151,853	$171,751
Stockholders’ equity	$59,854	$86,934

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization and ongoing clinical development of Auryxia as well as the expected impact of the supply interruption of Auryxia and the expected timing of when we will have a sufficient supply of Auryxia to make it available to patients again following the supply interruption, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to quickly and successfully identify and resolve the production-related issue; our ability to quickly and successfully identify and engage secondary suppliers of finished drug product; our ability to receive FDA approval of any secondary suppliers of finished drug product; whether we can increase adoption of Auryxia in patients with CKD on dialysis; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; whether we will be able to identify and negotiate acceptable terms with a commercialization partner in the E.U.; whether we or a partner can successfully launch Fexeric® in the E.U.; whether Riona will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that the FDA may not concur with our interpretation of our Phase 3 study results in non-dialysis dependent (NDD) CKD, supportive data, conduct of the studies, or any other part of our regulatory submission and could ultimately deny approval of ferric citrate for the treatment of IDA in adults with stage 3-5 NDD-CKD; the risk that if approved for use in NDD-CKD that we may not be able to successfully market Auryxia for use in this indication; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Use of Non-GAAP Financial Measures

To supplement the financial measures presented in Keryx’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), Keryx presents cash operating expenses, which is a non-GAAP financial measure. This non-GAAP financial measure’s most comparable GAAP financial measure is total operating expenses. Keryx believes that the non-GAAP financial measure cash operating expenses provides investors with useful information regarding the company’s financial condition and prospects because this measure helps an investor better understand the company’s expected liquidity needs. Also, this non-GAAP measure is used by Keryx management for internal review of the company’s operating performance.

A “non-GAAP financial measure” refers to a numerical measure of the company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company’s financial statements. Keryx provides the non-GAAP measure listed above as additional information relating to Keryx’s operating results as a complement to results provided in accordance with GAAP. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare Keryx’s performance to that of other companies.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with headquarters in Boston, is focused on bringing innovative medicines to market for people with renal disease. In December 2014, the company launched its first FDA-approved medicine, Auryxia® (ferric citrate) in the United States. In January 2014, ferric citrate was approved for use in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex). For more information about Keryx, please visit www.keryx.com.

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations

T: 617.466.3511

lora.pike@keryx.com